NEWS RELEASE

For Additional Information Contact:
David A. Zuege (414) 327-1700
For Immediate Release
OILGEAR NO LONGER SUBJECT TO POSSIBLE NASDAQ DELISTING;
COMPANY FILES SECOND QUARTER 10-Q/A
Milwaukee, Wis., August 30, 2005...The Oilgear Company (NASDAQ: OLGRE) today announced that it has received a letter from The Nasdaq Stock Market indicating the company is no longer subject to possible delisting following the filing today of its 10-Q/A for the quarter ended June 30, 2005. The 10-Q/A has been reviewed by the company’s independent registered public accounting firm, as required by the Securities and Exchange Commission (SEC). The financial statements and results of operation for the three- and six-month periods ended June 30, 2005 included in the Form 10-Q/A are unchanged from the information contained in the Form 10-Q filed by the company on August 22, 2005.
Based on the letter received from The Nasdaq Stock Market, the company is now in compliance with The Nasdaq Stock Market’s requirements set forth in Marketplace Rule 4310(c)(14) regarding the timely filing of reports with the SEC. As a result, on September 1, 2005 the fifth character “E” will be removed from the company’s trading symbol and the trading symbol will again be (NASDAQ: OLGR).
“We are pleased that this matter has been satisfactorily resolved and that our stock will continue to trade on The Nasdaq Stock Market as before,” said David L. Zuege, president and chief executive officer of Oilgear.

A leader in the fluid power industry, The Oilgear Company provides advanced technology in the design and production of unique fluid power components and electronic controls. The company serves customers in the primary metals, machine tool, automobile, petroleum, construction equipment, chemical, plastic, glass, lumber, rubber and food industries. Its products are sold as individual components or integrated into high performance applications.
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